Dated July 27, 2007

PEACE ARCH ENTERTAINMENT GROUP INC.

- and -

PATRICK WHITLEY HOLDINGS INC.

-and-

SHOWTIME NETWORKS INC.

SHARE PURCHASE AGREEMENT

GOODMANS LLP
Barristers & Solicitors
Suite 2400
250 Yonge Street
Toronto, Ontario M5B 2M6

TABLE OF CONTENTS

                       Page No.

TABLE OF CONTENTS

I

ARTICLE 1 INTERPRETATION

1

1.1

Definitions

1

1.2

Time of the Essence

8

1.3

Calculation of Time

8

1.4

Business Days

8

1.5

Currency

8

1.6

Headings

8

1.7

Plurals and Gender

9

1.8

Statutory References

9

1.9

Construction

9

1.10

Knowledge

9

1.11

Schedules

9

ARTICLE 2 PURCHASE AND SALE OF PURCHASED SHARES

10

2.1

Purchase and Sale of Purchased Shares

10

2.2

Purchase Price

10

ARTICLE 3 CLOSING ARRANGEMENTS

10

3.1

Place of Closing

10

3.2

Delivery of Certificates

11

3.3

Deposit

11

3.4

Payment of the Purchase Price

11

3.5

Purchase Price Adjustment

12

3.6

Section 116 Certificate from SNI

12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

14

4.1

Representations and Warranties of Whitleyco

14

4.2

Representations and Warranties of SNI

26

4.3

Representations and Warranties of the Purchaser

27

4.4

Non-Waiver

29

4.5

Nature and Survival of Vendor’s Representations and Warranties

29

4.6

Survival of Purchaser’s Representations and Warranties

29

( i )

ARTICLE 5 CLOSING ARRANGEMENTS AND DELIVERABLES

30

5.1

Delivery of the Vendors

30

5.2

Delivery of the Purchaser

31

5.3

Waiver by Purchaser

31

5.4

Waiver by Vendors

32

ARTICLE 6 INDEMNIFICATION

32

6.1

Indemnification by Whitleyco

32

6.2

Indemnification by SNI

33

6.3

Indemnification by the Purchaser

33

6.4

Procedure for Indemnification

34

6.5

Additional Rules and Procedures

35

6.6

Rights Cumulative

36

6.7

GST

36

ARTICLE 7 GENERAL

36

7.1

Public Notices

36

7.2

Expenses

36

7.3

Further Assurances

36

7.4

Assignment and Enurement

37

7.5

Entire Agreement

37

7.6

Waiver

37

7.7

Notices

37

7.8

Severability

40

7.9

Execution by Facsimile/PDF/TIFF

40

7.10

Counterparts

40

7.11

Governing Law and Jurisdiction for Disputes

40

7.12

Resolution of Disputes by Arbitrator

41

7.13

Consent

41

7.14

Tender of Documents and Payment of Money

41

7.15

Undisputed Amounts

41

7.16

Survival

42

( ii )

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated July 27, 2007.

B E T W E E N:

PEACE ARCH ENTERTAINMENT GROUP INC., a corporation continued under the laws of the Province of Ontario

(the “Purchaser”)

- and –

PATRICK WHITLEY HOLDINGS INC., a corporation incorporated under the laws of the Province of Ontario

(“Whitleyco”)

-and-

SHOWTIME NETWORKS INC., a corporation incorporated under the laws of Delaware

(“SNI”)

(Whitleyco and SNI are sometimes collectively referred to as the “Vendors”)

RECITALS:

1.

The Vendors are the registered and beneficial owners of 40.01% of the issued and outstanding shares of the Corporation; and

2.

The Vendors wish to sell to the Purchaser and the Purchaser wishes to purchase from the Vendors the Purchased Shares, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are acknowledged) the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this Agreement:

“Accountants” means Weisbord, Del Gaudio, Iacono;

“Accounts Receivable” means all accounts receivable of the Corporation and DGP as at the Closing Date;

“Act” means the Business Corporations Act (Ontario) as of the date of this Agreement;

“Affiliate” has the meaning given to that term in the Act;

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Agreement, including all of its schedules and all instruments supplementing, amending or confirming this Agreement.  All references to “Articles” or “Sections” refer to the specified Article or Section of this Agreement;

“Annual Financial Statements” means the unaudited financial statements of the Corporation and DGP for the fiscal years ended December 31, 2005 and December 31, 2006 consisting of a balance sheet as of that date, a statement of income (loss) and retained earnings (deficit), a statement of cash flow, where available, in each case including all notes thereto and any report of the Accountants thereon, copies of which have been previously delivered to the Purchaser;

“arm’s length” has the meaning attributed to that term in the Tax Act and the related jurisprudence;

“Articles of Amendment” means the articles of amendment of the Corporation to be filed to incorporate the issuance of share provisions described in Exhibit “A”;

“Authority” means any governmental authority, body, agency, department, whether federal, provincial or municipal;

“Balance Sheet” means the unaudited balance sheet of the Corporation and DGP as at June 30, 2007;

“BDC Debt” means all of the outstanding indebtedness of DGP to Business Development Bank Canada (“BDC”) pursuant to a credit agreement dated December 14, 2005, pursuant to which BDC established a facility in favour of DGP in the amount of $1,600,000;

“BDC Encumbrances” means the encumbrances granted to BDC in connection with the BDC Debt;

“BDC Mortgage” means the mortgage on the Owned Real Property in favour of BDC in respect of the BDC Debt;

“Buildings” means the buildings erected upon the Owned Real Property including the Systems comprising part thereof and other fixtures and improvements;

“Business” means the business of film and television production services, post production services, production facility rental and services, and administration of federal and provincial film and television tax credits;

“Business Day” means any day which is not a Saturday, a Sunday, a day observed as a holiday under the laws applicable in the Province of Ontario or the State of New York or a day on which principal commercial banks located in Toronto or New York are closed for business during normal business hours;

“Claims” has the meaning attributed to that term in Section 6.1;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Shares and the completion of all other transactions contemplated by this Agreement that are to occur at the same time as such sale and purchase;

“Closing Balance Sheet” means the unaudited balance sheet of DGP for the period commencing January 1, 2007 and ending July 25, 2007;

“Closing Date” or “Date of Closing” means the date hereof;

“Consent” means the consent, approval or authorization of any party to a Contract with the Corporation or DGP, in a form satisfactory to the Purchaser, acting reasonably;

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral, including, but not limited to the DGP Contract;

“Corporation” means Dufferin Gate Holdings Inc., a corporation incorporated under the laws of Ontario;

“DGP” means Dufferin Gate Productions Inc., of which all of the issued and outstanding shares are beneficially owned by the Corporation;

“DGP Contract” means the agreement between DGP and Whitley dated December 5, 2006 with respect to the provision of office and parking space at the DGP offices;

“Deposit” has the meaning attributed to that term in Section 3.3;

“Employee Plans” means each retirement, pension, bonus, stock purchase, profit, sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is in existence or which is maintained by, or otherwise contributed to or required to be contributed to, the Corporation or DGP for the benefit of employees or former employee of the Corporation, DGP or the Business, all as more particularly described in Schedule 1.1;

“Employment Agreement” means the employment agreement to be entered into between the Purchaser and Weber as contemplated by Section 5.1(d) hereof on the terms negotiated by the parties thereto in good faith;

“Employment Law” means the Ontario Employment Standards Act, 2000 and any other statue or common law governing the employer-employee relationship;

“Encumbrance” means any mortgage, lien (including any construction lien or certificate of action filed with respect thereto), pledge, charge, security interest, restriction, claim, set-off or encumbrance of any nature whatever;

“Environmental Laws” means all federal, provincial, municipal or local laws, statutes, regulations, by-laws, ordinances, rules, policies, guidelines, orders, directives and other requirements of any government or political subdivision, agency or instrumentality or of any court, tribunal or other similar body, relating to environmental or health matters, including legislation governing the labelling, use and storage of Hazardous Substances;

“ETA” means the Excise Tax Act (Canada), as amended from time to time;

“GAAP” means Canadian generally accepted accounting principles applied on a consistent basis and which are in accordance with recommendations from time to time of the Canadian Institute of Chartered Accountants (as published in the CICA handbook) at the date on which such generally accepted accounting principles are applied;

“GST” means all Taxes payable under the ETA or under any provincial legislation similar to the ETA and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

“Hazardous Substances” means PCBs, asbestos, urea formaldehyde foam insulation or any other substance or material that is prohibited, controlled or regulated under any Environmental Laws;

“Indebtedness” with respect to the Corporation, DGP, and any Subsidiary means (i) the BDC Debt, (ii) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money including any shareholder loans, bank term debt, or bank operating advances, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which the Corporation, DGP or a Subsidiary assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by an Encumbrance on assets or properties of the Corporation, DGP or a Subsidiary, (vi) obligations or commitments under capitalized leases, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (viii) obligations under any interest rate, currency or other hedging agreement, or (ix) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (viii) above. In addition, Indebtedness means any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (i) through (ix) above which are required to be paid pursuant to the terms thereof as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time;

“Intellectual Property” means all registered, pending, common law or statutory intellectual property or rights issued to or owned or licensed to or held by the Corporation or DGP or used by the Corporation or DGP in carrying on the Business including, all common law trademarks (including logos), copyrights, copyright registrations and applications and any and all improvements and derivative works thereof, including the goodwill associated therein;

“Interest Charges” means (without duplication), for any period, for the Corporation the sum of (i) the aggregate amount of interest expense, including imputed interest with respect to capitalized lease obligations, net of interest income accrued during such period in accordance with GAAP, (ii) all capitalized interest during such period, and (iii) the net amount payable, less the net amount receivable, by the Corporation or DGP under any interest rate cap or collar arrangements or similar arrangements during such period;

“Laws” means all applicable laws, common law, statutes, regulations, by-laws, rules, decrees, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Authority;

“Leased Real Property” means those leases of real property used or occupied by the Corporation or DGP, other than the Owned Real Property, or relating to the Business;

“Letter of Agreement” means the letter agreement dated May 17, 2007, entered into by the Purchaser, SNI, Whitleyco, Weberco and Weber;

“Litigation” means the claim by Catherine Megias against DGP, pursuant to the statement of claim dated September 19, 2006;

“Material Adverse Effect” means, where used in relation to the Corporation and DGP a material adverse effect on the business, operations, assets, financial condition or prospects of the Corporation or DGP;

“Material Contract” means any Contract which requires or may require the provision by the Corporation or DGP of goods or services, or the making of a financial obligation in each case having a fair market value in excess of $50,000;

“NCC” means Marc Champagne of Nelson Cameron Champagne;

“Non-Arm’s Length Indebtedness” has the meaning ascribed to such term in Section 4.1(k) hereof;

“Owned Real Property” means 20 Butterick Road, Etobicoke, Ontario M8W 3Z8;

“Parties” means, collectively, the Vendors and the Purchaser and “Party” means any of them;

“Permitted Encumbrances” means the registrations at the Land transfer Office of Registration AT1022241 and Registration AT1022361 in favour of BDC;

“Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension fund, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual;

“Prime Rate” means the annual rate of interest as announced from time to time by the Canadian Imperial Bank of Commerce as the reference rate of interest then in effect for determining interest rates on commercial loans (in Canadian Dollars) made in Canada;

“Purchase Price” has the meaning attributed thereto in Section 2.2 hereof;

“Purchased Shares” means 40.01% of the issued and outstanding shares of the Corporation described in Section 2.1;

“Purchaser” means Peace Arch Entertainment Group Inc.;

“Purchaser’s Counsel” means Goodmans LLP;

“SNI” means Showtime Networks Inc.;

“Subsidiaries” means the subsidiaries of DGP, including those set out in Schedule 4.1(b) and any other subsidiary (within the meaning of the Act) of the Corporation and DGP from time to time and “Subsidiary” shall refer to any one of them;

“Systems” means all mechanical and electrical systems used in connection with the operation and maintenance of any Owned Real Property including the heating, ventilating, air conditioning, electrical, sprinkler and drainage systems;

“Tax” means all governmental (including United States) taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, worker’s compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and unemployment insurance charges or retirement contributions, and any interest, fines, additions to tax and penalties thereon;

“Tax Act” means the Income Tax Act (Canada);

“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Purchaser and the Vendors may agree upon;

“Vendors” means those persons listed in page 1 of this Agreement;

“Weber” means John Weber;

“Weberco” means Balancing Ventures Inc.;

“Weberco Shares” means 59.99 common shares in the capital of the Corporation;

“Whitley” means Patrick Whitley, the legal and beneficial owner of all the issued and outstanding shares of Whitleyco;

“Whitleyco” means Patrick Whitley Holdings Inc.; and

“Working Capital” means the sum of cash/cash items, accounts receivable, trade and other inventory and all prepaid items/deposits less accounts payable, trade and other accrued liabilities and income taxes payable (not including short-term debt and current capital lease obligations), and excluding deferred revenue of the Corporation and DGP.

1.2

Time of the Essence

Time shall be of the essence of each provision of this Agreement.  Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

1.3

Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.4

Business Days

Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.  Interest on all amounts due hereunder shall, however, be calculated for all days on which such amounts are outstanding, including each day that is not a Business Day.

1.5

Currency

Unless otherwise specified, all references to amounts of money in this Agreement refer to Canadian currency.

1.6

Headings

The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

1.7

Plurals and Gender

Words in the singular include the plural and vice versa and words in one gender include all genders.

1.8

Statutory References

Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder) as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.9

Construction

The words “including”, “include”, and “includes” shall mean “including without limitation”, “include, without limitation” and “includes, without limitation”, respectively.

1.10

Knowledge

Whenever any Party makes any representation, warranty or other statement to such Party’s knowledge, such Party will be deemed to have made due inquiry, including due inquiry by any officer or director of such Party or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

1.11

Schedules

The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

Schedule 1.1	-	Employee Plans
Schedule 4.1(i)	-	Undisclosed Liabilities
Schedule 4.1(j)(i)	-	Owned Real Property
Schedule 4.1(l)	-	Non-Arm’s Length Contracts
Schedule 4.1(p)(i)	-	Transferred Assets
Schedule 4.1(p)(viii)	-	Liens, Charges and Encumbrances
Schedule 4.1(r)	-	Leased Equipment
Schedule 4.1(s)	-	Leased Real Property
Schedule 4.1(w)	-	Accounts Receivable
Schedule 4.1(y)	-	Employment Matters
Schedule 4.1(z)	-	Insurance

Schedule 4.1(aa)	-	Intellectual property
Schedule 4.1(cc)	-	Bank Accounts
Schedule 4.1(ff)	-	Consents
Exhibit “A”	-	Articles of Amendment

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES

2.1

Purchase and Sale of Purchased Shares

Subject to the terms and conditions of this Agreement, at the Time of Closing, each of the Vendors (as legal and beneficial owner) shall sell the following Purchased Shares:

Vendor	Number of Purchased Shares
Whitleyco.	10.01 Common Shares (the “Whitleyco Shares”)
SNI	30.00 Common Shares (the “SNI Shares”)

free and clear from all liens, charges and encumbrances, and the Purchaser shall purchase such shares.

2.2

Purchase Price

Subject to any adjustments pursuant to Section 3.5, the amount payable by the Purchaser for the Purchased Shares, exclusive of all applicable Taxes, shall be $2,400,600.00 (the “Purchase Price”), which shall be allocated as follows:

(a)

$600,600 (the “Whitleyco Purchase Price”) to Whitleyco; and

(b)

$1,800,000 (the “SNI Purchase Price”) to SNI.

ARTICLE 3
CLOSING ARRANGEMENTS

3.1

Place of Closing

The closing shall take place at the Time of Closing at the offices of the Purchaser’s counsel located at 250 Yonge Street, Suite 2400, Toronto, Ontario M5B 2M6 or at such other place as may be agreed upon by the Purchaser and the Vendors.

3.2

Delivery of Certificates

Each of the Vendors shall transfer and deliver to the Purchaser at the Time of Closing share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, with such signatures guaranteed to the satisfaction of the Purchaser.  The Vendors shall take such steps as shall be reasonably necessary to cause the Corporation to enter the Purchaser upon the books of the Corporation as the holder of the Purchased Shares and to issue share certificates to the Purchaser representing the Purchased Shares purchased by it.

3.3

Deposit

The parties acknowledge that the Vendors have received the following deposits:

(a)

$60,060 to Whitleyco (the “Whitleyco Deposit”); and

(b)

$180,000 to SNI (the “SNI Deposit”);

(the Whitleyco Deposit and the SNI Deposit are collectively, the “Deposit”).

Upon closing, the Deposit shall be credited to the Purchaser on account of the Purchase Price.

3.4

Payment of the Purchase Price

The Purchaser shall satisfy the Purchase Price at the Time of Closing by payment of the Purchase Price as follows:

(a)

to Whitleyco $600,600 less the Whitleyco Deposit by wire transfer of immediately available funds to the following account:

Royal Bank of Canada

200 Bay Street, Main Floor

Toronto, ON

M5J 2J5

Transit# 00002

Bank Code 003

Account# 132-191-8; and

(b)

to SNI $1,800,000 less the SNI Deposit by wire transfer of immediately available funds to the following account:

Bank Name:	JP Morgan Chase and Company

Bank Address:	One Chase Manhattan Plaza New York, NY USA 10005
AGA Number:	021000021
Account Name:	Showtime Networks Inc.
Account Number:	910-2-735470,

subject to adjustment as set out in Section 3.5 hereof.

3.5

Purchase Price Adjustment

(a)

At the Time of Closing, the total Purchase Price shall be reduced by 40.01% of the amount of any outstanding amount of the BDC Debt as follows:

(i)

the Whitley Purchase Price shall be reduced by 10.01%; and

(ii)

the SNI Purchase Price shall be reduced by 30.00%.

The Parties agree that the outstanding BDC Debt for the purposes of this Section 3.5(a) is $1,222,779.82.

(b)

At the Time of Closing, if on the date immediately prior to the Closing Date, the Working Capital exceeds $0, the Purchase Price shall be increased by 40.01% of the amount of Working Capital as follows:

(i)

the Whitley Purchase Price shall be increased by 10.01%; and

(ii)

the SNI Purchase Price shall be increased by 30.00%.

The Parties agree that the Working Capital for the purposes of this Section 3.5(b) is $621,449.00.

3.6

Section 116 Certificate from SNI

SNI covenants and agrees with the Purchaser as follows:

(a)

SNI shall take all reasonable steps to obtain and deliver to the Purchaser on or before the Time of Closing a certificate issued by the Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada) (the “Tax Act”);

(b)

if a certificate is so delivered to the Purchaser, the Purchaser shall be entitled to withhold from the SNI Purchase Price twenty-five percent (25%) of the amount, if any, by which the SNI Purchase Price, as adjusted under Section 3.5 hereof, exceeds the certificate limit as defined in subsection 116(2) of the Tax Act and fixed by the Minister of National Revenue in such certificate;

(c)

if a certificate is not so delivered, the Purchaser shall be entitled to withhold from the SNI Purchase Price an amount equal to twenty-five percent (25%) of the SNI Purchase Price, as adjusted under Section 3.5 hereof,;

(d)

where the Purchaser has withheld any amount under paragraphs (b) or (c) and SNI delivers to the Purchaser, after the Time of Closing and on or before 27 days after the end of the month in which the Purchaser acquired the Purchased Shares (the “Remittance Deadline”), a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the Tax Act, the Purchaser,

(i)

shall, in the case of a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act, remit forthwith to the Receiver General for Canada twenty-five percent (25%) of the amount, if any, by which the SNI Purchase Price, as adjusted under Section 3.5 hereof, exceeds the certificate limit fixed in such certificate; and

(ii)

shall pay forthwith to the SNI any amount that the Purchaser has withheld and is not required to pay to the Receiver General for Canada in accordance with subparagraph (i) above;

(e)

where the Purchaser has withheld any amount under paragraph (b) or under paragraph (c) and no certificate has been delivered to the Purchaser by SNI on or before the Remittance Deadline in accordance with paragraph (d), subject to paragraph (g), such amount shall be remitted by the Purchaser to the Receiver General for Canada in accordance with section 116 of the Tax Act;

(f)

the Purchaser shall not remit the amounts referred to in paragraph (e) before the day after the Remittance Deadline;

(g)

where the Purchaser has withheld any amount under paragraph (b) or (c) and no certificate has been delivered to the Purchaser by SNI on or before the Remittance Deadline in accordance with paragraph (d), no amount shall be remitted by the Purchaser to the Receiver General for Canada if SNI delivers to the Purchaser, on or before the Remittance Deadline, a comfort letter issued by the Canada Revenue Agency extending the time period under which the Purchaser is required to remit an amount in respect of the Purchase Price on behalf of SNI without being subject to interest and penalties;

(h)

where the Purchaser has withheld any amount under this section (the “Withheld Amount”) and SNI has delivered to the Purchaser a comfort letter as described in paragraph (g), the Purchaser shall continue to withhold such amount in a non-

interest bearing account until either (i) paid to SNI, which shall occur upon delivery by SNI to the Purchaser (with a copy to Purchaser’s counsel as proof of such delivery) of a certificate issued by the Minister of National Revenue under either (A) subsection 116(2) of the Tax Act, except that the Purchaser shall withhold and remit to the Receiver General for Canada the amount, if any, by which the Withheld Amount exceeds twenty-five percent (25%) of the certificate limit, or (B) subsection 116(4); or (ii) remitted to the Receiver General for Canada for the account of SNI if notified to do so, directly or indirectly, by the Canada Revenue Agency; and

(i)

any amount paid by the Purchaser to the Receiver General for Canada under paragraphs (d), (e) or (h) shall be credited to the Purchaser as a payment to SNI on account of the SNI Purchase Price.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of Whitleyco

Whitleyco represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions contemplated by this Agreement) that:

(a)

Corporate

Each of the Corporation, DGP and its Subsidiaries is a corporation incorporated and organized and is validly existing under the laws of its jurisdiction of its incorporation.  The Corporation, DGP and its Subsidiaries each have the requisite corporate power and authority to own or lease its properties and to carry on the Business as presently conducted.  Each of the Corporation, DGP and its Subsidiaries is a private company and is a closely-held corporation as that term is defined in the Securities Act (Ontario).

Neither the nature of the Business nor the location or character of Owned Real Property or Leased Real Property by the Corporation or DGP requires the Corporation or DGP to be registered, licensed or otherwise qualified in any jurisdiction other than in the Province of Ontario.  Each of the Corporation and DGP have made all filings and registrations under all applicable laws and are duly qualified as a corporation to carry on business, and are in good standing, in Ontario.

(b)

Other Interests

With the exception of Shares in the Capital of the Subsidiaries. neither the Corporation nor DGP owns, directly or indirectly, nor has it agreed to acquire: (i) any of the outstanding shares or securities convertible into shares of any other corporation; or (ii) any participating interest in any partnership, joint venture or other business enterprise.  The only Subsidiaries of the Corporation and DGP are the Subsidiaries listed in Schedule 4.1(b).  All of the issued and outstanding securities of each Subsidiary are held by DGP, as set out in Schedule 4.1(b), free and clear of all Encumbrances.

(c)

Binding Agreement, Validity of Transactions

This Agreement constitutes a legal, valid, and binding obligation of Whitleyco, enforceable against it in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies).  The execution and delivery of this Agreement by Whitleyco, the consummation of the transactions contemplated by this Agreement and the fulfilment by Whitleyco of its obligations in this Agreement will not:

(i)

contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of Whitleyco, the Corporation or DGP under:

(A)

any laws applicable to Whitleyco, the Corporation or DGP;

(B)

any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is presently applicable to Whitleyco, the Corporation or DGP; or

(C)

the provisions of any agreement, arrangement or understanding to which Whitleyco, the Corporation or DGP is a party or by which any of them are bound;

(d)

Licences, Permits and Authorizations

The Corporation, DGP and each Subsidiary each have conducted the Business in compliance with, and the Corporation, DGP and each Subsidiary holds all licenses, permits and authorizations necessary for the lawful operation of the Business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Authorities having jurisdiction over the Corporation, DGP and each Subsidiary or over any part of the Business all of which are valid and subsisting and in good standing with no violations in respect thereof as of the date of this Agreement.

(e)

Capitalization of the Corporation

Upon the filing of the Articles of Amendment, the authorized, issued and outstanding share capital of the Corporation will be comprised of an unlimited number Common Shares of which 100 are issued and outstanding, and an unlimited number of class A shares of which 19.98 are issued and outstanding (the “Preferred Shares”) in the Closing Date.  The issued and outstanding share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of the Corporation.  There are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.  The Purchased Shares, the Preferred Shares and the Weberco Shares constitute all the issued and outstanding shares in the capital of the Corporation.

(f)

Capitalization of DGP

The authorized, issued and outstanding share capital of DGP is comprised of an unlimited number of common shares of which 1 common share is issued and outstanding and held by the Corporation.  The issued and outstanding share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of DGP.  There are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of DGP, nor does DGP have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

(g)

Ownership of Whitleyco Shares

Whitleyco is the only legal and beneficial owner of the Whitleyco Shares free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder), owning the number of shares set out beside Whitleyco’s name in Section 2.1.  There is no contract, option or other right of any kind binding upon or which at any time in the future may become binding upon Whitleyco or the Corporation to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Whitleyco Shares, other than pursuant to this Agreement.

(h)

Financial Statements

The Annual Financial Statements for each of the Corporation and DGP present fairly the financial position of the Corporation and DGP, respectively, as at December 31, 2005 and December 31, 2006, in all material respects and have been prepared in accordance with GAAP, consistently applied with prior fiscal years of the Corporation and DGP, respectively.  The Balance Sheet presents fairly a true and complete statement of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation and DGP as at June 30, 2007, and the statement of income (loss) and retained earnings (deficit) and statement of cash flow forming a part of the Annual Financial Statements accurately set forth the results of the operations of the Corporation and DGP and the source and application of the funds thereof throughout the periods covered thereby.

(i)

Absence of Undisclosed Liabilities and Long Term Debt

Other than as disclosed in Schedule 4.1(i) and except normal trade creditors payable in the ordinary and normal course of business, neither the Corporation, DGP nor each Subsidiary has any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind whether or not such obligations or commitments are presently considered liabilities of the Corporation, DGP or each Subsidiary under GAAP. Neither the Corporation, DGP nor each Subsidiary will be subject to any long term debt, capital leases or other liabilities which become due and payable more than twelve (12) months after the Closing Date.

(j)

Owned Real Property

(i)

Schedule 4.1(j) sets out the municipal address and a complete and accurate legal description of all the Owned Real Property owned by DGP and, except for the Leased Real Property, neither the Corporation nor DGP has any other place of business other than the Owned Real Property.

(ii)

DGP has the exclusive right to possess, use and occupy, and has good and marketable legal and beneficial title in fee simple to, the Owned Real Property, free and clear of all Encumbrances other than the Permitted Encumbrances.

(iii)

DGP has not granted to any Person any right of the first refusal, right of first opportunity, option or similar rights to purchase any of the Owned Real Property or any interest therein or any part thereof.  The Company has not leased any portion of the Owned Real Property to any Person out of the ordinary course of business for a period that exceeds 12 weeks in duration.

(iv)

The existing uses of the Owned Real Property comply in all material respects with the applicable Laws.

(v)

The Owned Real Property is serviced by all private and public utility services that are necessary for the operations of the Business on the Owned Real Property and, to the knowledge of Whitleyco, there are no facts, circumstances or conditions which are reasonable likely to result in the termination of such connection.

(vi)

There are no pending or, to the knowledge of Whitleyco, proposed re-zoning of all or any party of the Owned Real Property.

(vii)

There are no pending or, to the knowledge of Whitleyco, threatened expropriation or condemnation proceedings relating to any of the Owned Real Property.

(viii)

There are no pending or, to the knowledge of Whitleyco, proposed assessments, capital charges or levies assessed or to be assessed against any of the Owned Real Property by an Authority.

(ix)

There are no outstanding judgements, writs or execution, seizures, injunctions or directives with respect to the Owned Real Property.

(x)

There are no work orders or directives or notices of deficiency capable of resulting in work orders or directives with respect to the Owned Real Property.

(xi)

DGP, the Corporation and Whitleyco have not received notice of any claims for construction liens with respect to work or services performed or materials supplied in connection with any of the Owned Real Property.

(xii)

Each of the surveys of the Owned Real Property provide to the Purchaser is an accurate plan of survey that shows all Buildings on the Owned Real Property.

(xiii)

The supply of the Owned Real Property is an exempt supply described in any of section 2 to 5.3, 8 and 9 of Part I of Schedule V of the Excise Tax Act (Canada).

(xiv)

The current uses of the Owned Real Property are permitted under current zoning regulations.  The Corporation, DGP and Whitleyco have not made application for  a re-zoning of any of the Owned Real Property or has any knowledge of any proposed or pending change to any zoning Laws affecting the Owned Real Property.

(k)

Tax Matters

(i)

Adequate provision has been made by the Corporation and DGP for the payment of any Tax due and unpaid as at the date of the Closing Balance Sheet for the period to which the Closing Balance Sheet relates.  Except to the extent reflected or reserved against in the Balance Sheet, neither the Corporation, DGP nor the Subsidiaries is liable for any Taxes.  Canadian federal and provincial income tax assessments or reassessments have been received by the Corporation and DGP covering all past periods through December 31, 2006, and the Corporation and DGP has paid all such assessments and reassessments, or where permitted by law, security therefor has been provided.  There are no notices of objection or appeals outstanding with respect to any assessment, reassessment or determination of the Corporation,

DGP or the Subsidiaries by any Authority.  There are no actions, suits, audits, investigations, claims or other proceedings pending or, to the knowledge of Whitleyco, threatened, against the Corporation, DGP or the Subsidiaries in respect of any Taxes and there are no facts or circumstances known to the Vendors, or acts, omissions, events, transactions, or series of transactions occurring wholly or partly on or before the Time of Closing, which could, or are likely to, give rise to any such actions, suits, investigations, claims or other proceedings.  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return or the payment of any Taxes by the Corporation, DGP or the Subsidiaries;

(ii)

The Corporation, DGP and the Subsidiaries have on a timely basis filed all Tax returns, information returns, elections or designations required to be filed by them pursuant to any Tax legislation. No such filing has contained any material misstatement or omitted any statement of any material fact that should have been included therein.  Neither the Corporation, DGP nor the Subsidiaries has filed nor is it required to file any Tax returns, information returns or designations in any jurisdiction outside Canada.  Each of the Subsidiaries have filed all Tax returns and complied with all of the filing requirements in connection with (i) the federal film or video production services tax credit or the Canadian film or video production tax credit, as applicable, and (ii) the applicable provincial film and television tax credit or the applicable provincial production services tax credit;

(iii)

The Corporation, DGP and the Subsidiaries have withheld and remitted to the proper Authority, or where permitted by law, provided security for, on a timely basis and in a form required under the appropriate Tax legislation, all amounts in respect of Taxes (including Canada Pension Plan contributions and unemployment insurance premiums and any other deductions) required to be withheld and remitted by it;

(iv)

There is no deductible outlay or expense owing by the Corporation, DGP or the Subsidiaries to a person with whom it was not dealing at arm’s length at the time the outlay or expense was incurred which is unpaid and which will be included in the Corporation’s income for any taxation year ending on or after the Closing Date;

(v)

All Interest Charges which have been paid or is payable by the Corporation or DGP are deductible in calculating the Corporation’s, DGP’s or the Subsidiaries’ income for Tax purposes;

(l)

Non-Arm’s Length Matters

(i)

Other than amounts recorded on the books of the Corporation or DGP as preferred shares or outstanding obligations or indebtedness to the shareholders of the Corporation or DGP, which amounts shall be repaid, discharged, or otherwise cancelled prior to the Date of Closing, neither the Corporation, DGP nor the Subsidiaries has any loans or indebtedness outstanding which have been made to directors, former directors, officers, shareholders or employees of either the Corporation, DGP, the Subsidiaries or to any person or corporation not dealing at arm’s length with any of the foregoing, (collectively, the “Non-Arm’s Length Indebtedness”);

(ii)

Neither the Corporation, DGP nor the Subsidiaries has, either directly or indirectly, transferred property to or acquired property from a Person with whom the Corporation, DGP or the Subsidiaries was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof;

(iii)

Except as set forth in Schedule 4.1(l), neither the Corporation, DGP, nor the Subsidiaries have any Contract or arrangement to which it is a party in which any of the Vendors, any director or officer of the Corporation, DGP, the Subsidiaries or any other Person not dealing at arm’s length with the Vendors, the Corporation, DGP, the Subsidiaries or any director or officer of the Corporation, DGP or the Subsidiaries has an interest, whether directly or indirectly, including, without limitation, arrangements for the payment of management or consulting fees of any kind whatsoever.

(m)

ETA

The Corporation is a registrant for purposes of the ETA, and its registration number is 867999583;

(n)

Residency

Whitleyco is not a non-resident of Canada within the meaning of the Tax Act;

(o)

Absence of Changes

Since December 31, 2006:

(i)

no material adverse change has occurred in any of the assets, business, financial condition, results of operation or prospects of the Corporation, DGP or the Subsidiaries, nor has any other event, condition or state of facts occurred or arisen that might materially and adversely affect, or threaten to materially and adversely affect, the Corporation, DGP or the Subsidiaries, or the business, results of operations or prospects of the Corporation, DGP or the Subsidiaries or the ability of any of such Persons to carry on their respective businesses substantially the same as if such business were being conducted as of December 31, 2006 (other than facts relating to general economic conditions which would not have a disproportionate effect on the Corporation, DGP or the Subsidiaries in relation to other corporations).

(ii)

no damage, destruction or loss, labour trouble or any other event, development or condition of any character (whether or not covered by insurance) has occurred which might have a Material Adverse Effect.

(p)

Absence of Unusual Transactions

Since December 31, 2006, neither the Corporation nor DGP has:

(i)

transferred, assigned, sold or otherwise disposed of any of the assets shown in the Balance Sheet or cancelled any debts or claims except in each case in the ordinary and normal course of business or as disclosed in Schedule 4.1(p)(i);

(ii)

 incurred or assumed any obligation or liability (direct or contingent), except those listed in Schedule 4.1(i) and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

(iii)

discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date thereof in the ordinary and normal course of business;

(iv)

declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof, including, without limitation, any Common Shares, or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

(v)

suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation or DGP;

(vi)

qualified, amended or changed or taken any action to amend or change its constating documents or by-laws;

(vii)

made any general wage or salary increases or in respect of personnel which it employs;

(viii)

except as disclosed in Schedule 4.1(p)(viii), mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

(ix)

paid or become liable for any management fee or any other fee or charge whatsoever to the Vendors or any Person who is an associate of the Vendors or paid or agreed to pay any bonus or like payment to any Person;

(x)

loaned or agreed to lend money to any Person including a shareholder; or

(xi)

authorized or agreed or otherwise become committed to any of the foregoing.

(q)

Ownership of Assets

Except as disclosed in the Balance Sheet, the BDC Encumbrances, and as set out in Schedule 4.1(p)(iii), the Corporation and DGP have good and marketable title to all of their respective assets, real and personal, including those reflected on the Balance Sheet or acquired since the date of the Balance Sheet (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of business), free and clear of all mortgages, pledges, liens, title retention agreements, encumbrances or charges of any kind or character.

(r)

Leases of Personal Property

There are no equipment, other personal property and fixtures in the possession or custody of the Corporation or DGP which, as of the date hereof, is leased or held under licence or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

(s)

Leased Real Property

Other than the Leased Real Property leases referred to in Schedule 4.1(s), neither the Corporation nor DGP is a party to or bound by any lease, sublease, license or other instrument relating to real property and neither the Corporation nor DGP has entered into any other instrument relating to real property.  All interests held by the Corporation or DGP under such leases or subleases are: (i) free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever; (ii) in good standing and in full force and effect without amendment; (iii) all amounts of rent and other amounts presently owing thereunder have been paid; and (iv) the Corporation and DGP have complied with all of their respective obligations under such leases or subleases and neither the Corporation nor DGP is in default or breach and has not received a notice of default or breach of its obligations under such leases or subleases.

(t)

Condition of Assets

All material tangible assets of the Corporation and DGP used in or in connection with the Business or any part thereof are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

(u)

Litigation

Except for the Litigation, there is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, “Legal Proceedings”), pending or, to the best of Whitleyco’s knowledge, threatened against the Corporation, DGP or the Subsidiaries or affecting any of their assets or properties or the Business.  There are no facts or circumstances known to Whitleyco which are likely to give rise to any such Legal Proceedings.  There is not presently outstanding against the Corporation or DGP any judgement, execution, decree, injunction, rule or order of any court, Authority, administrative agency or arbitrator.

(v)

Inventories

Neither the Corporation, DGP nor the Subsidiaries hold any inventories.

(w)

Accounts Receivable

Schedule 4.1(w) sets forth the list of the Accounts Receivable to July 25, 2007, which list is true and correct.  The Accounts Receivable set out in Schedule 4.1(w) are, and all other accounts receivable at the Time of Closing shall be, bona fide and good and collectible at their face amounts in the ordinary course of business (subject to no defence, counterclaim or set-off) except to the extent of any reserves provided for doubtful accounts in the ordinary course of business.

(x)

Material Contracts

Except for the DGP Contract, the leases and agreements referred to in Schedule 4.1(r), the Leased Real Property referred to in Schedule 4.1(j)(i), the written employment contracts referred to in Schedule 4.1(y) and except as otherwise disclosed in the Annual Financial Statements, neither the Corporation nor DGP is a party to or bound by any Material Contract either now or in the future, whether oral or written.  The DGP Contract and the Contracts referred to in Schedule 4.1(j)(i), Schedule 4.1(r), and Schedule 4.1(y) are all in full force and effect unamended and no material default exists and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach under such contracts and commitments.

(y)

Employment Matters

(i)

Neither the Corporation nor DGP is a party to any written employment, service or pension agreement, benefit plan or collective agreement relating to the Business except as described in the definition of Employment Plans set out in Schedule 1.1 and Schedule 4.1(y).

(ii)

 All individuals currently, and heretofore, engaged and remunerated by the Corporation or DGP, on behalf of whom the Corporation or DGP withholds tax at source, is an employee within the meaning of the Tax Act.

(iii)

The individuals listed on Schedule 4.1(y) hereto are the only employees and consultants of the Corporation and DGP on the Closing Date.  The hire date,

salary and bonuses for the past three (3) years and title of each employee and consultant is set out on Schedule 4.1(y).

(iv)

The Corporation and DGP have satisfied all of its obligations and liabilities to its employees and former employees arising out of their employment under the Employment Standards Act (Ontario), including those with respect to any and all lay-offs and terminations of any employees.

(v)

Neither the Corporation nor DGP has made and is not otherwise bound by any Contracts with any labour union or employee association.

(vi)

Neither the Corporation nor DGP has Contracts nor is it bound or otherwise liable under any Contracts for the payment of any bonus, work incentive, profit sharing, savings, retirement, deferred compensation, stock option, stock purchase, pension, hospitalization, medical, dental, vision care, drug, sick leave, life insurance, weekly indemnity, long term disability, supplemental unemployment benefit, legal assistance, or any other sort or type of benefit or insurance plan, whether self-insured or otherwise, except for the Employee Plans.  All Employee Plans are in good standing, have been administered in accordance with their terms and Applicable Laws and, in each case, the Corporation and DGP has paid all premiums owing pursuant to such Employee Plans. At the Time of Closing, all pension plans and retiring allowances of the Corporation and DGP will be fully funded.

(vii)

No notice has been received by either the Corporation or DGP of any complaints filed by any of the employees against the Corporation claiming that the Corporation has violated any Employment Law.

(viii)

There are no actual or threatened actions for wrongful dismissal involving any former employee of the Corporation or DGP.

(z)

Insurance

(i)

Each of the Corporation, DGP and the Subsidiaries has all of its assets, property and undertaking and the Business insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect (with all premiums paid) up to and including the Closing Date.  Neither the Corporation nor DGP is in default, whether as to the payment of premium or otherwise, under the terms of any such policy.  Neither the Corporation nor DGP has failed to give any notice or present any claim under any such policy in due and timely fashion.  Nothing has been done or omitted to be done by the Corporation or DGP which could make any policy of insurance void or voidable.

(ii)

Schedule 4.1(z) is a true and complete list setting forth all insurance policies (specifying the issuer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation, DGP and the

Subsidiaries with respect to its assets, property and undertaking and the Business as of the date hereof.  Also forming part of Schedule 4.1(z) are true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or employees or agents of the Corporation and DGP as to the condition of their assets, property and undertaking and the Business.

(aa)

Intellectual Property

The Corporation and DGP are the legal and beneficial owner of the Intellectual Property set out on Schedule 4.1(aa) hereto, with good and valid title thereto, free and clear of all Encumbrances.

(bb)

Compliance with Laws

The Corporation, DGP and the Subsidiaries are in compliance in all material respects with, and will at the Closing Date have filed all reports or returns required under, all laws, regulations, orders, judgments or decrees applicable to it.

(cc)

Bank Accounts, etc.

There is set forth in Schedule 4.1(cc) hereto the name of each bank or other depository in which the Corporation, DGP and the Subsidiaries maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

(dd)

Absence of Guarantees

Neither the Corporation DGP nor the Subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee of indebtedness, indemnity, bond or suretyship or other obligations of another Person or Persons or any other commitment by which the Corporation, DGP or the Subsidiaries is, or is contingently, responsible for such indebtedness or other obligations.

(ee)

Corporate Records

Each of the minute books of the Corporation, DGP and the Subsidiaries contain accurate and complete minutes of all meetings and resolutions of its directors and shareholders held since their incorporation.  All resolutions of the Corporation, DGP and the Subsidiaries were duly passed and all meetings of the Corporation, DGP and the Subsidiaries were duly held, and its share certificate books and share certificate registers are complete and accurate.

(ff)

Consents

Except as set out in Schedule 4.1(ff), no Consents or declaration, filing (other than administrative filings with Tax authorities, companies registries and the like) or registration with, any Authority is required to be made or obtained by the Corporation, DGP or the Vendors prior to, or as a condition of, the consummation of the transactions contemplated in this Agreement.

(gg)

Powers of Attorney

Neither the Corporation nor DGP has given any irrevocable power of attorney relating to the Business (other than such powers of attorney given in the ordinary course of business with respect to routine matters) to any Person for any purpose whatsoever.

(hh)

Environmental Matters

The Business has been and is being carried on and the undertakings of the Corporation and DGP has been and are being conducted in compliance with common law and all applicable Environmental Laws.  Whitleyco does not know, or have reasonable grounds to know, of any fact which could give rise to a notice of non-compliance with any Environmental Laws.

(ii)

Brokers

None of the Vendors, the Corporation or DGP have engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendors, or the Corporation or DGP.

(jj)

Truth and Accuracy of Schedules

All of the information disclosed in each of the Schedules attached to this Agreement is true and correct (as at the date of execution of this Agreement or such other date as is indicated on such Schedules) in all material respects.

(kk)

Full Disclosure

None of the foregoing representations and statements of fact contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and DGP and their properties, businesses and affairs.  There is no fact that Whitleyco has not disclosed to the Purchaser in writing or, so far as Whitleyco can foresee, that might have a Material Adverse Effect or that might materially adversely effect the ability of Whitleyco to perform its obligations under this Agreement.

4.2

Representations and Warranties of SNI

SNI hereby represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions contemplated by this agreement) that:

(a)

Authority

SNI has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the performance by SNI of its obligations hereunder have been duly authorized by all necessary corporate action on the part of SNI.

(b)

Enforceability

This Agreement constitutes a legal, valid and binding obligation of SNI, enforceable against SNI in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies).  The execution and delivery of this Agreement by SNI, the consummation of the transactions contemplated hereby and the fulfilment by SNI of the terms, conditions and provisions hereof will not contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of SNI under:

(i)

any laws applicable to SNI;

(ii)

any judgement, order, writ, injunction or decree of any court or of any Authority which is presently applicable to SNI;

(iii)

the articles, by-laws or any resolutions of SNI or any amendments thereto or restatements thereof; or

(iv)

the provisions of any agreement, arrangement or understanding to which SNI is a party or by which it is bound.

(c)

Ownership of SNI Shares

SNI is the only legal and beneficial owner of the SNI Shares free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder), owning the number of shares set out beside SNI’s name in Section 2.1.  There is no contract, option or other right of any kind binding upon or which at any time in the future may become binding upon SNI to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the SNI Shares, other than pursuant to this Agreement.

4.3

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendors (and acknowledges that the Vendors are relying on the representations and warranties in completing the transactions contemplated hereby) that:

(a)

Corporate

The Purchaser is a corporation continued under the laws of Ontario and has not been dissolved.

(b)

Authority

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)

Enforceability

This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies).  The execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Purchaser under:

(i)

any laws applicable to the Purchaser;

(ii)

any judgement, order, writ, injunction or decree of any court or of any Authority which is presently applicable to the Purchaser;

(iii)

the articles, by-laws or any resolutions of the Purchaser or any amendments thereto or restatements thereof; or

(iv)

the provisions of any agreement, arrangement or understanding to which the Purchaser is a party or by which it is bound.

(d)

Investment Intention

Purchaser is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.

(e)

Brokers

The Purchaser has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

4.4

Non-Waiver

No investigations made by or on behalf of any party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other parties herein or pursuant hereto.

4.5

Nature and Survival of Vendor’s Representations and Warranties

The representations and warranties of each of the Vendors contained in this Agreement or in any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(a)

as to the representations and warranties of Whitleyco contained in sections 4.1(a),  (c),(e) and (g) and the representations and warranties of SNI contained in Section 4.2(a), (b) and (c) indefinitely;

(b)

as to Tax matters, until the date following expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment of the Corporation or DGP by any Taxing authority in respect of any taxation period ending on or prior to the Closing or in which the Closing occurs unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice apply shall survive in respect of that claim until the final determination or settlement of the claim; and

(c)

as to all other matters, for a period of three (3) years, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

4.6

Survival of Purchaser’s Representations and Warranties

The representations and warranties of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendors for a period of three (3) years, unless a bona fide notice of claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

ARTICLE 5
CLOSING ARRANGEMENTS AND DELIVERABLES

5.1

Delivery of the Vendors

At or before the Time of Closing, the Vendors hereby covenant and agree to deliver the following deliverables:

(a)

Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares, including the appropriate resolutions by the directors and shareholders of the Corporation, and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by each of the Vendors of their obligations, covenants and agreements under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

(b)

NCC Opinion

The Purchaser shall have received an opinion dated as of the Closing Date from NCC in respect of Whitleyco and the Corporation, in such form and as to such matters as the Purchaser or the Purchaser’s Counsel may reasonably request provided that, insofar as the opinions expressed in such opinion are based on matters of fact, such opinions may be based upon certificates of the Vendors, public officials and officers of Whitleyco and the Corporation.

(c)

Directors and Officers

All corporate documentation evidencing that all directors and officers of the Corporation and DGP, other than Weber, specified by the Purchaser have resigned and have executed a form of release satisfactory to the Purchaser and the Purchaser’s Counsel, acting reasonably.

(d)

Employment Agreement

The Corporation shall have caused Weber to enter into the Employment Agreement.

(e)

BDC Consent

The Vendors shall have obtained the consent of BDC to the sale of the Purchased Shares in a form satisfactory to the Purchaser and the Purchaser’s counsel, acting reasonably.

(f)

Put Option Agreement

The Purchaser and Weber shall have entered into a put option agreement, with a form of share purchase agreement attached thereto, in a form satisfactory to the Purchaser and Purchaser’s counsel, acting reasonably, which shall include a put option by Weber requiring the Purchaser to purchase all but not less than all of the Weberco Shares.

(g)

Shareholders Agreement

The Purchaser and Weberco shall have entered into a shareholders agreement in a form satisfactory to the Purchaser and Purchaser’s counsel, acting reasonably, to provide, among other things, that the board of directors of DGH shall consist of three directors, and each of the Purchaser and Weberco shall be entitled to nominate one director, and one director shall be jointly appointed by both Weberco and the Purchaser, which director shall be an individual who is at arm’s length with Weberco and the Purchaser.

(h)

Share Certificates

The Vendors shall deliver to the Purchaser share certificates representing the Purchased Shares, duly endorsed in blank, and shall cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee free and clear of all Encumbrances.

5.2

Delivery of the Purchaser

At or before the Time of Closing, the Purchaser hereby covenants and agrees to deliver the following deliverables:

(a)

Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors and their counsel, acting reasonably, and the Vendors shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Vendors and their counsel, acting reasonably.

5.3

Waiver by Purchaser

If any of the deliverables set forth in Section 5.1 have not been fulfilled, performed or satisfied at or prior to the Closing, the Purchaser may, by written notice to the Vendors terminate all of its obligations hereunder and the Purchaser shall be released from all its obligations under this Agreement.  Any of such deliverables may be waived in whole or in part by the Purchaser by instrument in writing given to the Vendors without prejudice to any of the Purchaser’s rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

5.4

Waiver by Vendors

If any of the deliverables set forth in Section 5.2 have not been fulfilled, performed or satisfied at or prior to the Closing, the Vendors may, by written notice to the Purchaser, terminate all of their obligations hereunder and the Vendors shall be released from all their obligations under this Agreement.  Any of such deliverables may be waived in whole or in part by the Vendors by instrument in writing given to the Purchaser, without prejudice to any of the Vendors’ rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to their right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

ARTICLE 6
INDEMNIFICATION

6.1

Indemnification by Whitleyco

Whitleyco covenants and agrees with the Purchaser, the Corporation and DGP to indemnify and save harmless the Purchaser and the Corporation and DGP, from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including professional fees and disbursements) (collectively, “Claims”) which may be made or brought against the Purchaser, the Corporation and DGP or any one or more of them, or which they or any one or more of them may suffer or incur in respect of, as a result of, or arising out of:

(a)

any nonfulfillment of any covenant or agreement on the part of Whitleyco, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement;

(b)

any inaccuracy in or breach of any representation or warranty of Whitleyco, contained in this Agreement or any document or certificate given pursuant to this Agreement; or

(c)

any debts and liabilities of the Company for Taxes existing at the Time of Closing, or any reassessment for Taxes for any period ending on or before the Closing Date, for which no adequate reserve has been provided for and disclosed in the Audited Balance Sheet;

provided, however, that Whitleyco shall not be obligated to indemnify the Purchaser, the Corporation and DGP unless and until the aggregate amount of such Claims is equal to at least $50,000.

6.2

Indemnification by SNI

SNI covenants and agrees with the Purchaser, the Corporation and DGP to indemnify and save harmless the Purchaser and the Corporation and DGP, from and against any Claim which may be made or brought against the Purchaser, the Corporation and DGP or any one or more of them, or which they or any one or more of them may suffer or incur in respect of, as a result of, or arising out of

(a)

any nonfulfillment of any covenant or agreement on the part of SNI under this Agreement or any document or certificate given by SNI pursuant to this Agreement; or

(b)

any inaccuracy in or breach of any of SNI’s representations or warranties contained in this Agreement or any document or certificate given by SNI pursuant to this Agreement;

provided, however, that SNI shall not be obligated to indemnify the Purchaser, the Corporation and DGP unless and until the aggregate amount of such Claims is equal to at least $50,000.

6.3

Indemnification by the Purchaser

The Purchaser covenants and agrees with the Vendors to indemnify and save harmless the Vendors, from and against any Claims which may be made or brought against the Vendors, or one or more of them, or which they or one or more of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of

(a)

any nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any document or certificate given pursuant to this Agreement; or

(b)

any inaccuracy in or breach of any of the Purchaser’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement;

provided, however, that Purchaser shall not be obligated to indemnify the Vendors unless and until the aggregate amount of such Claims is equal to at least $50,000.

6.4

Procedure for Indemnification

(a)

Claims Other Than Third Party Claims

Following receipt from the Vendors or the Purchaser, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in Section 6.4(b) below), the party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the claim as the Indemnifying Party considers desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party such amount.  If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration as set out in Section 7.12.

(b)

Third Party Claims

The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to Section 6.1, 6.2 or 6.3 may apply.  The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

(i)

such will be done at all times in a diligent and bona fide matter;

(ii)

the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

(iii)

the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall co-operate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control.  In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

6.5

Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article 6 shall also be subject to the following:

(a)

an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Section 6.1, 6.2 or 6.3, as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in Section 6.1, 6.2 or 6.3;

(b)

if any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment.  If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

(c)

except in the circumstances contemplated by Section 6.5(b) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of five days or more, shall be deemed a consent by the Indemnifying Party to such request;

(d)

the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available; and

(e)

notwithstanding Section 6.5(c), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

6.6

Rights Cumulative

The rights of indemnification contained in this Article 6 are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

6.7

GST

If the Vendors and the Purchaser acting reasonably determine that any payment (the “Payment”) made pursuant to this Article 6 is subject to GST or is deemed by the ETA to be inclusive of GST, the Indemnifying Party agrees to pay to the Indemnified Party in addition to the Payment an amount equal to the Payment multiplied by the applicable rate of GST.

ARTICLE 7
GENERAL

7.1

Public Notices

A minimum of 24 hours notice shall be given to the Vendors prior to the Purchaser making any public disclosure concerning the matters contemplated in this Agreement.  Further, all public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Parties, except to the extent that the Party making such notice is required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Parties is not practicable.

7.2

Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred.

7.3

Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

7.4

Assignment and Enurement

Neither this Agreement nor any benefits or duties accruing under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties.  Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.5

Entire Agreement

This Agreement, and any document delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof; provided, however that the Letter of Agreement shall remain in full force and effect in accordance with its terms.  Other than the Letter of Agreement, there are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided in this Agreement.  The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement including any documents or information in any due diligence examinations and data reviews.  This Agreement shall not be amended, added to or qualified except by written agreement signed by all of the Parties.

7.6

Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreements, at any other time.

7.7

Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

For the Purchaser:
Peace Arch Entertainment Group Inc. 1867 Yonge Street Suite 650 Toronto, Ontario M4S 1Y5
Attention:	Gary Howsam
Telecopier:	416-783-8383

with a copy to:
Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario M5B 2M6
Attention:	Carolyn Stamegna
Telecopier:	416-979-1234

For SNI:
10880 Wilshire Boulevard Los Angeles, CA 90024
Attention: Melinda Benedek Executive Vice-President, Business Affairs and Production
Telecopier: 954-202-8798

with a copy to:
CBS Corporation 51 W 52nd Street New York, NY 10019
Attention: General Counsel
Telecopier: 212-975-4215

For Whitleyco:
20 Butterick Road Toronto, Ontario M8W 3Z8
Attention: Patrick Whitley
Telecopier: 416-255-7488

with a copy to:
Nelson Cameron Champagne Gare Windsor 9[e] étage/Windsor Station 9th Floor 1100 de la Gauchetière Ouest Montreal, QC H3B 2S2
Attention:	Marc Champagne
Telecopier:	514-843-8440

or at such other address or fax number of which the addressee may from time to time may notify the addressor.  Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing.  Any  notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

7.8

Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth herein.  If the Parties cannot agree on an appropriate amendment, any Party may refer the matter for determination pursuant to and in accordance with Section 7.12.  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.9

Execution by Facsimile/PDF/TIFF

This Agreement may be executed in separate counterparts by the parties and each counterpart shall, when executed and delivered, be an original document, but all counterparts put together constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF shall also deliver a manually executed counterpart of this Agreement, but failure to do so shall not effect the validity, enforceability or binding effect of this Agreement.

7.10

Counterparts

This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original.  All such counterparts together shall constitute one and the same instrument.  Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date set forth below.

7.11

Governing Law and Jurisdiction for Disputes

This Agreement shall be governed by and construed in accordance with the laws of Ontario and Canada and shall be treated, in all respects, as an Ontario contract.  All of the Parties to this Agreement irrevocably submit to the jurisdiction of the courts of Province of Ontario.

7.12

Resolution of Disputes by Arbitrator

(a)

Any dispute, controversy or claim arising out of this contract, including any question regarding its existence, validity or termination, shall be submitted by any party to be finally resolved by arbitration under the Ontario Arbitration Act, 1991 as amended (the “Arbitration Act”).  The Arbitration Act is incorporated by reference into this clause.

(b)

The arbitration shall be conducted by single arbitrator appointed by agreement between the parties, or in the absence of agreement, in accordance with the Arbitration Act.

(c)

 The arbitration must be complete, and a decision rendered, within ninety (90) days of the submission of the dispute to arbitration.

The decision arrived at pursuant to the arbitration shall be final and binding.  No appeal shall lie from the arbitration.  Any award granted as a result of arbitration proceedings under this section shall be recognized internationally, and may be entered in any court having jurisdiction to enforce such awards.

7.13

Consent

Where a provision of this Agreement requires an approval or consent by a Party to this Agreement and written notification of such approval or consent is not delivered within the applicable time in accordance with this Agreement, then the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

7.14

Tender of Documents and Payment of Money

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money shall be tendered by bank draft drawn upon a Schedule I or Schedule II Canadian chartered bank or by negotiable cheque payable in Canadian Dollars and certified by a Schedule I or Schedule II Canadian chartered bank.

7.15

Undisputed Amounts

Subject to the express provisions of this Agreement, where there is any dispute as to the amount of money owing by any Party to any other Party hereunder, the portion of the amount owing that is not in dispute or otherwise contested or challenged (the “Undisputed Amount”) if any, shall be paid within the time required herein or if the required time has elapsed, shall be paid immediately, without deduction or abatement, but without prejudice to the rights of the Parties to contest, challenge or otherwise dispute the appropriate disposition of the remaining portion of the money claimed hereunder.

7.16

Survival

Unless replaced, amended or withdrawn prior to any detrimental reliance thereon by the Accepting Party (as defined in this paragraph), all covenants, agreements, indemnities, warranties and representations set forth herein or in any certificate or other document delivered pursuant to or in connection with this Agreement by or on behalf of one Party to another Party (the “Accepting Party”) shall be deemed to have been relied upon by the Accepting Party notwithstanding any investigations heretofore or hereafter made by or on behalf of the Accepting Party or its agents, and shall, unless expressly provided otherwise, survive in full force and effect and not merge upon the execution, termination or expiry of this Agreement.

[Signatures to follow on next page]

IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement on ___July 27________, 2007.

PEACE ARCH ENTERTAINMENT GROUP INC.
Per:	/s/ Gary Howsam
Authorized Signing Officer

SHOWTIME NETWORKS INC.
Per:	/s/ Melinda Benedek
Authorized Signing Officer

PATRICK WHITLEY HOLDINGS INC.
Per:	/s/ Patrick Whitley
Authorized Signing Officer

Signature Page to Share Purchase Agreement

EXHIBIT “A”

ARTICLES OF AMENDMENT

Schedule 1.1

EMPLOYEE PLANS

Schedule 4.1(i)

UNDISCLOSED LIABILITIES

Schedule 4.1(j)(i)

OWNED REAL PROPERTY

Schedule 4.1(l)

NON-ARM’S LENGTH CONTRACTS

Schedule 4.1(p)(i)

TRANSFERRED ASSETS

Schedule 4.1(p)(viii)

LIENS, CHARGES AND ENCUMBRANCES

File Number	Registration Number	Secured Party

Schedule 4.1(s)

LEASED REAL PROPERTY

Schedule 4.1(w)

ACCOUNTS RECEIVABLE

Schedule 4.1(y)

EMPLOYMENT MATTERS

Schedule 4.1(z)

INSURANCE

Schedule 4.1(aa)

INTELLECTUAL PROPERTY

Schedule 4.1(cc)

BANK ACCOUNTS

Royal Bank of Canada

Business Development Bank of Canada

VISA Accounts

Schedule 4.1(ff)

CONSENTS

BDC Consent